           1                                           EXHIBIT 99


          Dan River Inc. Submits Plan to New York Stock Exchange

     Danville, Virginia, December 3, 2003. Dan River Inc. (NYSE: DRF) announced today that the New York Stock Exchange has notified the Company that it is not currently compliant with the NYSE's continued listing standards, in that its stock price has fallen below $1.00 based on a 30 trading day average. The Exchange requested that the Company submit materials that address the Company's intentions with respect to curing this deficiency. The Exchange has advised the Company that it will review the materials and make a determination regarding continued listing on the Exchange and the length of any potential cure period.

     The Company has submitted its business plan to its senior secured lenders in compliance with its amended credit facility and has provided a copy of the plan to the Exchange. The Company anticipates that it will engage in further discussions with both its senior lenders and the Exchange concerning the business plan.